Exhibit 2.4

Execution copy

WARRANT AGREEMENT

This Warrant Agreement (the “Agreement”), is made as of the 14th day of May, 2017 (the "Effective Date") by and between:

(1)	Itamar Medical Ltd. (the “Company”), an Israeli public company (Company No. 51-243421-8), whose shares are traded on the Tel-Aviv Stock Exchange (“TASE”); and

(2)	Mizrahi Tefahot Bank Ltd. (the “Bank”), an Israeli Company formed under the laws of the State of Israel.

In connection with the Credit Facility Agreement (the “Credit Agreement”) between the Company and the Bank dated March 29, 2017, the Company agrees to grant the Bank a Warrant (the “Warrant”) to purchase up to 798,088 ordinary shares with a nominal value NIS 0.01 each of the Company (“Ordinary Shares”).

In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrant and the respective rights and obligations thereunder, the Company and the Bank hereby agree as follows:

1.	Issue of Warrant

1.1.	General. The Company hereby grants to the Bank an assignable (only to Permitted Transferees (as defined below) Warrant to purchase 798,088 Ordinary Shares (the “Warrant Shares”). The Warrant may only be assigned to a Permitted Transferee in the event that the Bank makes a corporate decision to sell a portfolio of its holdings in startup companies (comprising of at least two companies), or in the event that the Bank is required by law (including instructions by the Israeli Banking Supervision authorities) to sell and/or transfer this Warrant and/or the Warrant Shares.

“Permitted Transferee” shall mean any entity in which the Bank has an equity interest of at least 5% or to any other reputable financial institution, bank or venture capital fund.

1.2.	Registration. The Warrant shall be registered on the books of the Company when issued. Upon issuance of this Warrant, the Company shall provide the Bank with a confirmation from the Tel Aviv Stock Exchange Ltd. (the "TASE"), that the Warrants Shares will be registered for trading upon exercise hereof in accordance with its terms and the applicable TASE rules.

1.3.	Limited Rights of Warrant-Holder. Nothing contained in this Agreement or in the Warrant shall, prior to an exercise thereof, be construed as conferring upon the Bank or any Permitted Transferee of the Bank (collectively, the “Warrant-Holder”) any rights as a shareholder of the Company, including (without limitation) the right to vote, receive dividends, consent or receive notices as a shareholder.

2.	Exercise; Exercise Price

2.1.	The exercise price per each Warrant Share shall be NISI.36 (One New Israeli Shekel, and Thirty-Six Agorot) per Warrant Share (the “Exercise Price”). The Exercise Price shall be adjusted from time to time pursuant to the terms set forth below.

2.2.	Exercise on a Net-Issuance Basis. In lieu of payment to the Company of the Exercise Price per Warrant Share, as set forth in Subsection 2.1 above, a Warrant-Holder may exercise the Warrant (or any portion thereof), into the number of Ordinary Shares calculated pursuant to the following formula, by delivering the Warrant to the Company, accompanied by a written notice of exercise, specifying the number of shares for which the Warrant-Holder desires to exercise the Warrant:

X = Y(A - B)

    A

Where:

X = the number of Warrant Shares to be issued to the Warrant-Holder;

Y = the number of Warrant Shares with respect to which the Warrant Holder desires to exercise the Warrant;

A = the Fair Market Value (as defined below) of one Warrant Share; and

B = the Exercise Price of a Warrant Share, as adjusted.

“Fair Market Value” of a Warrant Share shall mean:

(i)       the closing price of an Ordinary Share, as reported on the principal stock exchange on which the Company's shares are traded at such time one (1) trading day immediately preceding the delivery of the Purchase Form / exercise notice; or

(ii)       If the Fair Market Value for the Warrant Shares cannot be determined in the manner set forth in sub section (i) above, then such Fair Market Value shall be as determined in good faith by the Company and the Warrant-Holder or, if the Company and the Warrant-Holder fail to reach an agreement, by any third party mutually agreed to by the Company and the Warrant-Holder who shall bear the cost of such third party in equal parts.

3.	Exercise Period

3.1.	The Warrant-Holder may exercise part or all of the Warrant at any time, and from time to time, in accordance with the provisions of this Agreement, during the period commencing on the Effective Date and terminating on the fourth anniversary thereof (i.e. at 23:59 Israel time on May 14, 2021) (the “Exercise Period”).

3.2.	Upon the earlier of: (i) the expiry of the Exercise Period; or (ii) the exercise of this Warrant in full; the Warrant shall become null and void and shall no longer remain outstanding or exercisable.

3.3.	Automatic Exercise. If at the time of expiry of the Warrant Period for any portion of the Warrant, a portion of the Warrant has not been exercised, such portion of the Warrant will be deemed to have been exercised in accordance with the provisions of Section 2.2 at the date of expiry of the Warrant Period.

4.	Warrant Shares

4.1.	Reservation of Warrant Shares. The Company represents that it has reserved and shall at all times keep reserved, for so long as any Warrant remains outstanding, out of its authorized share capital, such number of Ordinary Shares as may be subject to purchase under the outstanding Warrant.

4.2.	Exercise of Warrants; Issue of Warrant Shares.

4.2.1.	The Warrant Holder shall exercise the Warrant (or any portion thereof) by delivering to the Company a duly executed Purchase Form, a form of which is attached to this Agreement, provided, however, that in each single exercise of a portion of the Warrant (except for the last portion), the Warrant Holder will exercise such portion in an exercise amount of at least NIS 200,000.

4.2.2.	Within three (3) business days following surrender of this Warrant and (unless the Warrant Holder elects to exercise the Warrant on a net-issuance basis) payment of the Exercise Price as set forth herein, the Company shall issue and cause to be delivered to the Nominee Company of Mizrachi Tefahot Bank Ltd. (the “Nominee Company”) a certificate or certificates (the “Warrant Share Certificate”) representing the number of Warrant Shares so purchased upon the exercise of the Warrant in the name of the Nominee Company. The Warrant Share Certificate shall be credited to the bank account/TASE member account of the Warrant-Holder, details of which shall be provided by the Warrant-Holder to the Company within the Purchase Form.

4.2.3.	Subject to applicable laws, rules and regulations (including stock exchange rules), such Warrant Share Certificate or Certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such Warrant Shares as of the date of surrender of the Warrant being exercised and payment of the Exercise Price, to the extent applicable, notwithstanding that the Warrant Share Certificate or Certificates representing such shares shall not actually have been delivered or that the shareholders register of the Company has yet to be updated.

4.2.4.	Each Warrant shall be exercisable, at the election of the Warrant-Holder, either in full or from time to time in part and, in the event of a partial exercise of the Warrant at any time prior to the expiry of the Exercise Period, a new certificate evidencing the remaining amount applicable to the Warrant will be issued to the Warrant Holder by the Company.

4.2.5.	Notwithstanding anything to the contrary, any or all of the Warrants may not be exercised on the record date with respect to the distribution of bonus shares, offer by way of rights issue, distribution of dividends, consolidation of share capital, consolidation of shares, reduction or split in share capital (each hereinafter referred to as a “Corporate Event”). In addition, if the ex-date with respect to a Corporate Event occurs before the record date relating to such Corporate Event, then the exercise of Warrants shall not occur on such ex-date.

5.	Adjustment of Exercise Price and Number of Warrant Shares

Subject to applicable laws, rules and regulations (including stock exchange rules), the Exercise Price and/or the number and type of securities purchasable upon the exercise of the Warrant, as applicable, shall be subject to adjustment from time to time (at any time during the Exercise Period and prior to the exercise of the Warrant in full) upon the happening of certain events, as follows:

5.1.	Bonus Shares. In the event the Company distributes bonus shares, the Warrant-Holder upon exercising the Warrant shall be issued by the Company (for the exercise price payable upon such exercise, if any), the Ordinary Shares as to which he is exercising the Warrant and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares were distributed, on the same terms and conditions as offered to the other shareholders, which he would have received if he had been the holder of the Ordinary Shares as to which he is exercising the Warrant at all times between the date of issuance of the Warrant and the date of its exercise.

In the event that the Warrant Holder will exercise the Warrant on a Net-issuance Basis (in accordance with Section 2.2 above) immediately following a distributions of bonus shares, then the Exercise Price per Warrant Share will be reduced by the ratio of the bonus shares distribution (i.e., the number of bonus shares distributed divided by the total number of Ordinary Shares immediately following the said distribution of bonus shares), and the number of Warrant Shares to be issued to Warrant Holder on a Net-Issuance Basis shall be calculated based on the following formula:

Y=	R*X *(MP- (EP/R))/MP
Y	The number of shares issued upon the exercise of the Warrant following the issuance of bonus shares.
X	Number of Ordinary Shares exercised by the Warrant Holder.
R	The result of: (i) the total number of Ordinary Shares immediately following the distribution of bonus shares; divided by (ii) the total number of Ordinary Shares immediately prior to the distribution of bonus shares.
MP	The price of an Ordinary Share on the stock exchange immediately following the distribution of bonus shares.
EP	Exercise Price

For illustration purposes only, in the event the Company granted the Bank a Warrant to 100 Ordinary Shares at an Exercise Price of NIS55 per Warrant Share, and following that the Company distributed bonus shares at a 1:1 ratio while the price of an Ordinary Share on the TASE prior to the distribution of the bonus shares was N1S 80 and immediately following such distribution of bonus shares was NIS 40, then upon the cashless exercise of such Warrant immediately following the distribution of bonus shares, the number of Warrant Shares issued to the Participant would be 62 Ordinary Shares pursuant to the following calculation:

[200 x (40-27.5)/40] = 62.5

The number of Warrant Shares resulting as of the said distribution shall be 62 Ordinary Shares only as no fractional shares will be issued.

5.2.	Rights Offering. In the event of a rights offering conducted by the Company, the number of Warrant Shares issued as a result of the exercise of the Warrant shall be adjusted to the benefit component (“markiv hahatava” in Hebrew) in the rights offering as reflected in the ratio between the closing price of an Ordinary Share on the stock exchange on the last trading prior to the ex-day and the basis price of an Ordinary Share on the stock exchange ex-rights. Notwithstanding the above, the Exercise Price shall not be reduced in any event to less than the higher of: (i) nominal value of an Ordinary Shares; (ii) minimum exercise price according to the stock exchange by laws (if and to the extent that the stock exchange by laws indeed imposes such a limitation on such an issuance of Warrant Shares).

5.3.	Dividend. In the event the Company distributes cash dividends, then the Exercise Price for each Ordinary Share underlying such Warrant, not exercised prior to such record date, shall be reduced, as of the record date determining the right to receive such dividend, by the gross dividend amount so distributed per Warrant Share.

However, in any event, the Exercise Price shall not be reduced to less than the higher of: (i) the par value of an Ordinary Share; (ii) minimum exercise price according to the stock exchange by laws (if and to the extent that the stock exchange by laws indeed imposes such a limitation on such an issuance of Warrant Shares).

5.4.	Adjustment Upon a Consolidation or Merger. In the event that the Company shall consolidate or merge with or into another corporation or convey all or substantially all of its assets to another corporation or other entity, then, in each such case, the Warrant Holder shall, upon any exercise of the Warrant, at any time after the consummation of such consolidation, merger, or conveyance, be entitled to receive, in lieu of the Warrant Shares or other securities and property receivable upon the exercise of the Warrant prior to such consummation, the shares or other securities or property to which the Warrant-Holder would have been entitled upon the consummation of such consolidation, merger or conveyance if the Warrant Holder had exercised the Warrant immediately prior thereto, all subject to further adjustment as provided in this Section; and in each such case, the terms of the Warrant (including exercisability, transfer and adjustment provisions of the Warrant) shall be applicable to the shares or other securities or property receivable upon the exercise of the Warrant after the consummation of such consolidation, merger or conveyance.

5.5.	Adjustment Upon Reorganization. If the Company shall subdivide or combine its Ordinary Shares, the Exercise Price shall be proportionately reduced in case of subdivision of shares (and the number of Ordinary Shares purchasable upon the exercise of the Warrant shall be proportionately increased), as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased in the case of combination of shares (and the number of Ordinary Shares purchasable upon the exercise of the Warrant shall be proportionately reduced), as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

5.6.	Adjustment Upon spin-off. In the event that the Company shall issue securities of a subsidiary to its shareholders (as a result of a split-off, spin-off or the like) then the Exercise Price for each Ordinary Share underlying the Warrant (not exercised prior to such record date) shall be adjusted by multiplying the Exercise Price in the ratio between: (1) the basis price of an Ordinary Share on the stock exchange ex- split-off, spin-off or the like; and (2) the closing price of an Ordinary Share on the stock exchange on the last trading prior to the ex-day for such a split-off, spin-off or the like.

Notwithstanding the above, the Exercise Price shall not be reduced in any event to less than the higher of: (i) nominal value of an Ordinary Shares; (ii) minimum exercise price according to the stock exchange by laws (if and to the extent that the stock exchange by laws indeed imposes such a limitation on such an issuance of Warrant Shares).

5.7.	No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, amendment of its memorandum or articles of association or any other organizational document, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrant and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the Warrant-Holder against impairment.

5.8.	Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to the provisions contained herein, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Warrant-Holder a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5.9.	Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall provide to the Warrant-Holder a notice (including through public filings), which shall be sent simultaneously with the notice sent to other shareholders of the Company, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

5.10.	No Fractional Shares. No fractional shares shall be issued upon exercise of all or any portion of the Warrant, and the number of Warrant Shares to be issued shall be rounded to the nearest whole share (with cash being paid by the Company for any unissued fractional shares).

6.	Notice of Events

In the event that the Company files an immediate report regarding: (i) issuance of bonus shares (according to Section 5(i) above); or (ii) issuance of rights (according to Section 5(ii) above); or (iii) distribution of dividend (according to Section 5(iii) above); or (iv) a merger transaction (according to Section 5(iv) above); or (v) a reorganization (according to Section 5(v) above); or (vi) a spin off (according to Section 5(vi) above); or (vii) issuance of any securities of the Company other than: (i) issuance of securities under any of the Company's Employee Stock Options Plan; (ii) securities issued following an exercise of any of the securities mentioned in sub section (i); or (viii) the sale of all or substantially all of the Company assets to another person; or (ix) a voluntary or involuntary dissolution, liquidation or winding-up of the Company ("Special Event") the Company shall, on the same day it files such an immediate report, provide a copy of such immediate report to the Warrant-Holder (the “Company Notice”).

7.	Representations, Warranties and Covenants of the Company

The Company hereby represents and warrants to the Bank that as of the Effective Date:

7.1.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms. The grant of this Warrant and the issuance of the Warrant Shares in accordance herewith shall not entitle any third party, including any shareholders of the Company, to any pre-emptive rights, anti-dilution rights, or other benefits.

7.2.	The Warrant Shares when issued in accordance with the terms hereof shall be duly authorized, will be validly issued, fully paid and non-assessable, not subject to any preemptive rights, and issued free and clear of all debts, liens, encumbrances, taxes, charges, equities, claims, any rights of third parties and any other liabilities.

7.3.	The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not, conflict with the Articles of Association of the Company, and do not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require any waiver or the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person known to the Company other than the need to file an immediate report regarding the issuance of the Warrant Shares (if and when they are issued).

7.4.	Without derogating from the generality of the aforesaid, the Company has fulfilled all requirements of the Articles of Association and any other agreement and/or document by which the Company is bound in respect of any limitations on: (i) the issuance of this Warrant; or (ii) the right of the Warrant-Holder to exercise the Warrant and purchase Warrant Shares.

7.5.	The Company's: (i) authorized share capital; and (ii) issued and outstanding share capital; and (iii) securities convertible into Company's shares; are as set in the Company’s public report a copy of which is attached in Exhibit 7.6 hereto. Except as set forth in Exhibit 7.6, there are no outstanding options, warrants and/or convertible instruments.

7.6.	The Financial Statements (as defined below), as were provided to the Bank prior to the date hereof, (a) were prepared in accordance with International Financial Reporting Standards (“IFRS”); (b) fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby.

"Financial Statement" – the Company's audited consolidated financial statements for the period of 12 month that ended on December 31, 2016 that were published on the Israeli Securities Authority web site on March 29, 2017 prepared in accordance with.

7.7.	There has been no claim or proceeding against the Company seeking bankruptcy, reorganization or other relief with respect to it or its debts under any foreign or domestic, federal, state or local bankruptcy, insolvency or other similar law, or any petition filed against any part of the property of the Company.

7.8.	The Articles of Association of the Company, as in force at the date hereof, is attached hereto as Exhibit 7.9.

7.9.	Subject to the Bank representation in Section 8.3 below, the offer and issuance of the Warrant and the Warrant Shares by the Company is not subject to obtaining an exemption from the Israeli Securities Authority from the requirement to publish a prospectus in Israel. The Warrant Shares will be listed for trading on the TASE promptly following the exercise of this Warrant.

7.10.	Immediately following the exercise of this Warrant, Company shall (i) file an immediate report with the Israeli Securities Authority regarding such exercise, and (ii) deposit the Warrant Shares (immediately upon an exercise) with the Nominee Company together with instructions to transfer the Warrant Shares to the TASE Clearing House and deposit the Warrant Shares in MTB's bank account.

8.	Representations and Warranties of the Bank.

The Bank hereby represents and warrants to the Company as follows:

8.1.	The Bank has been given access to information regarding the Company and its Subsidiaries, and has had the opportunity to ask such questions as it has deemed necessary and to receive answers from representatives of the Company regarding the terms of the Warrant and the business of the Company and its Subsidiaries.

8.2.	The Bank is an investor as defined in Section 15A(b)(l) of the Israeli Securities Law, 1967 and is aware of the implications of being qualified as such an investor, and is acquiring the Warrant for its own account and not with a view to distributing or reselling.

8.3.	The Bank is experienced in investing in companies that are similar in nature to the Company, and is capable of evaluating the merits and risks involved in an investment of the type of the investment in the Company contemplated hereunder and in the purchase of the Warrants. The Bank is able to bear the economic risk of an investment in the Warrants.

9.	Miscellaneous

9.1.	Notices. Any notice pursuant to this Agreement by the Company or by a Warrant-Holder shall be in writing and shall be deemed to have been duly given (i) if given by facsimile transmission or electronic mail on the business day on which such transmission is sent and confirmed, (ii) if given by air courier, two business days following the date it was sent, or (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to the following addresses:

If to the Warrant Holder:

Mizrahi Tefahot Bank Ltd.

Jabotinsky Street.

Ramat Gan, Israel

E-mail: dani_maor@umtb.co.il

Attn: Dani Maor

with a copy to:

Shlomo Farkas, Adv.,

E. Landau Law Offices

7 Jabotinsky Street.

Ramat Gan 52520, Israel

email: farkas@elandau.co.il

If to the Company:

Itamar Medical Ltd.

9 Halamish Street, Caesarea, Israel

Attn: Chief Financial Officer

Tel: 046177000

Fax: 046275598

Email: sshaul@Itamar-Medical.com

Each party may from time to time change the addresses or fax number to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other party.

9.2.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant-Holder shall, subject to applicable law, bind and inure to the benefit of their respective successors and assigns.

9.3.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv, Israel in any action connected with this Agreement.

9.4.	Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Warrant-Holder any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company and the Warrant-Holder.

9.5.	Form of Warrant. The text of the Warrant Certificate evidencing the Warrant (the “Warrant Certificate”) and of the form of election to purchase Warrant Shares shall be as set forth in Exhibit 1 attached hereto. The Exercise Price and, accordingly, number of Warrant Shares issuable upon exercise of the Warrant are subject to adjustment upon the occurrence of certain events, all as herein provided.

9.6.	Warrant Certificate.

9.6.1.	Exchange of Certificate. Any Warrant Certificate may be exchanged for Warrant Certificates entitling a Warrant-Holder, in the aggregate, to purchase the same number of Warrant Shares as the Warrant Certificate or Certificates surrendered then entitled such Warrant-Holder to purchase. Any Warrant-Holder desiring to exchange a Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant Certificate as so requested.

9.6.2.	Mutilated or Missing Warrant. In case any Warrant Certificate or Certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the affected Warrant-Holder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant Certificate or Certificate representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate.

9.7.	Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall act in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Mizrahi Tefahot Bank Ltd
[Bank]

By:	/s/ Guy Ofer Hirshler	/s/ Dani Maor

Name:	Guy Ofer Hirshler	Dani Maor

Title:		Corporate Department Manager

Itamar Medical Ltd.

By:	/s/ Gilad Glick

Name:	Gilad Glick

Title:	President and CEO
Itamar Medical Ltd.

EXHIBIT 1

Warrant Certificate No.

WARRANT TO PURCHASE ORDINARY SHARES

VOID AFTER 23:59 ISRAEL TIME ON THE LAST DAY OF THE EXERCISE PERIOD

(AS DEFINED IN THE WARRANT AGREEMENT).

ITAMAR MEDICAL LTD. (“ITAMAR”)

INCORPORATED UNDER THE LAWS OF THE STATE OF ISRAEL

This certifies that, for value received, Mizrahi Tefahot Bank Ltd. the registered holder hereof or its Permitted Transferee (the “Warrant-Holder”), is entitled to purchase from Itamar, at any time during the Exercise Period (as defined in the Warrant Agreement entered into by and between the Warrant-Holder and Itamar on the __th day of May, 2017 (the “Warrant Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement)) commencing at 9.00 a.m., Israel Time, on the first day of the Exercise Period and ending at 11.59 p.m., Israel Time, on the last day of the Exercise Period, 798,088 ordinary shares with a nominal value NIS 0.01 each of the Company (the “Warrant Shares”) at a purchase price per share equal to the Exercise Price, as such may be from time to time. The number and type of Warrant Shares evidenced hereby and the Exercise Price shall be subject to adjustment from time to time as set forth in the Warrant Agreement. The terms of this Warrant are subject to the terms and provisions contained in the Warrant Agreement. The Warrant evidenced hereby may be exercised in whole or in part in accordance with the provisions of the Warrant Agreement.

Upon any partial exercise of the Warrant evidenced hereby, there shall be signed and issued, to the Warrant-Holder effecting such partial exercise, a new Warrant Certificate in respect of the balance of the Warrant Shares as to which the Warrant evidenced hereby shall not have been exercised. This Warrant may be exchanged by delivery to the office of Itamar of this Warrant Certificate properly endorsed for one or more new Warrants of the same aggregate number of Ordinary Shares as hereby evidenced by the Warrant or Warrants exchanged. No fractional shares will be issued upon the exercise of rights to purchase hereunder, but Itamar shall pay the cash value of any fraction upon the exercise of any part of this Warrant. This Warrant is assignable only to Permitted Transferees.

Itamar Medical Ltd.

By:

Name:

Title:

Exhibit 7.6

Company’s Public Report

[INFORMAL ENGLISH TRANSLATION]

Itamar Medical Ltd.

(the "Company")

March 30, 2017

Supplemental Report Dated May 7, 2017

To:	To:
The Securities Authority	The Tel Aviv Stock Exchange Ltd.
www.isa.gov.il	www.tase.co.il.

Re:	Immediate Report Regarding a Private Offering Which is Not Material or Exceptional in Accordance With the Securities Regulations (Private Offering of Securities in a Registered Company), 2000

The Company respectfully provides this immediate report according to the Securities Regulations (Private Offering of Securities in a Registered Company), 2000 (hereinafter: the “Private Offering Regulations”) regarding a private, non-material, and unexceptional offering of 898,088 ordinary shares of the Company of par value NIS 0.01 each (hereinafter: the “Ordinary Shares”), which shall be allocated without consideration to a foreign external consultant of the Company (hereinafter: the “Consultant”) and to an Israeli banking corporation (hereinafter: the “Bank” and jointly with the Consultant: the “Offerees”). The options to the Consultant shall be allocated according to an equity based compensation plan (which includes an allocation of options that are not registered for trade, restricted share units, and shares) for officers, employees, and consultants of the Company and subsidiaries which are not residents of Israel, which was adopted by the Company’s Board of Directors on January 21, 2016 (hereinafter: the “Foreign Residents Plan”), and the options to the Bank shall be allocated in the framework of a credit agreement between the Company and the Bank whose details are described in the Company’s immediate report dated March 29, 2017 (reference no.: 2017-01-026776), where the information included in said report is included in this report by way of reference (hereinafter, respectively: the “Credit Agreement” and the “Loan Report”).

1

1.	It is noted that the following details regarding the percentage of the options allotted pursuant to this immediate report out of the Company's issued and paid-up share capital (immediately after exercise and on a fully diluted basis) were calculated in relation to the number of options allocated and disregard the fact that the exercise of options offered to the Consultant pursuant to this immediate report shall be made exclusively on a “Cashless” basis and the exercise of the options offered to the Bank pursuant to this immediate report may be made (at the Bank's discretion) on a "Cashless" basis, as detailed in the following section, so that the percentage actually constituting exercise shares of the Consultant and the exercise shares of the Bank, as defined in Section 2 below, is expected to be lower.

2.	The Offerees

2.1	On March 29, 2017 (hereinafter: the “Grant Date”), the Company’s Board of Directors approved private offerings, as follows:

2.1.1	An offer of 100,000 options that are not registered for trade (hereinafter: the “Consultant’s Options”) which may be exercised into up to 100,000 ordinary shares of the Company (above and hereinafter: the “Consultant’s Exercise Options”), offered to the Consultant for no consideration in accordance with the Foreign Residents Plan; and -

2.1.2	An offer of 798,088 options that are not registered for trade (hereinafter: the “Bank’s Options”) which may be exercised into up to 798,088 ordinary shares of the Company (above and hereinafter: the “Bank’s Exercise Options”), offered to the Bank for no consideration pursuant to the Credit Agreement.

2.2	The Consultant’s Options and the Bank’s Options shall hereinafter jointly be called: the “Options.”

2.3	The Consultant’s Exercise Options and the Bank's Exercise Options shall hereinafter jointly be called: the “Exercise Options.”

2.4	To the best of the Company’s knowledge, the Offerees are not parties with an interest in the Company based on the percentage of their holdings of the Company’s issued and paid up share capital, and will not become interested parties after the allocation or exercise of the Options under this immediate report.

2

3.	Quantity and Percentage of Securities Being Offered

3.1.	The Consultant is being offered 100,000 Options which may be exercised into 100,000 Ordinary Shares of the Company which constitute, as of March 29, 2017, approximately 0.04% of the issued and paid up equity and voting rights in the Company (had the Consultant’s Options been exercised on the date of their allocation), and approximately 0.03% on a fully diluted basis.[1]

3.2.	The Bank is being offered 798,088 Options which may be exercised into 798,088 Ordinary Shares of the Company which constitute, as of March 29, 2017, approximately 0.30% of the issued and paid up equity and voting rights in the Company (had the Bank’s Options been exercised on the date of their allocation), and approximately 0.22% on a fully diluted basis.[2]

3.3.	The total of options issued under this private allocation report constitutes, as of March 29, 2017, approximately 0.34% of the issued and paid up equity and voting rights in the Company (had the Options been exercised on the date of their allocation), and approximately 0.25% on a fully diluted basis.[3]

3.4.	The Company’s registered share capital is NIS 7,500,000, divided into 750,000,000 Ordinary Shares of the Company.

3.5.	The issued and paid up share capital of the Company as of March 29, 2017, is 263,631,194 Ordinary Shares and, on a fully diluted basis[4] - 360,918,359 Ordinary Shares.

[1]	The number of fully diluted Ordinary Shares includes Ordinary Shares deriving from the exercise of all of the securities which may be exercised or converted to shares of the Company: (1) 20,037,659 Ordinary Shares assuming the exercise of the entire par value of NIS 38,127,631 par value bonds (Series XII) which are in circulation; (2) 6,438,152 Ordinary Shares assuming the exercise of all 6,438,152 Warrants (Series 4) which are in circulation; (3) 10,542,662 Ordinary Shares assuming the exercise of all 10,462,888 employee options (which are not registered for trade) which were allocated to employees, consultants, directors, and officers of the Company based on the option plan adopted by the Board of Directors of the Company on February 19, 2007; (4) 22,889,662 Ordinary Shares assuming the exercise of all 22,889,662 employee options (which are not registered for trade) allocated to employees, consultants, directors, and officers of the Company and/or the subsidiary, including 100,000 Consultant’s Options offered under this report based on the option plan adopted by the Board of Directors of the Company on January 21, 2016; (5) 3,142,488 Ordinary Shares assuming the exercise of all 3,142,488 restricted share units (RSUs) (which are not registered for trade) allocated to employees, consultants, directors, and officers of the Company and/or the subsidiary, based on the option plan adopted by the Board of Directors of the Company on January 21, 2016; (6) 33,438,454 Ordinary Shares assuming the exercise of all 33,438,454 options (which are not registered for trade) allocated to the controlling shareholder of the Company in the framework of the investment deal (see Section 28.3 of the Company’s periodic report dated December 31, 2016, published on March 29, 2017 (reference no.: 2017-01-026932); and (7) 798,088 Ordinary Shares assuming the exercise of the Bank’s Options offered under this report. It is noted that the securities specified in Sections (4), (5), and (6), above, include a cashless exercise mechanism but, for the purpose of the above calculations, the Company takes into account full dilution, meaning without taking into consideration the cashless mechanism.
[2]	See FN 1, above.
[3]	See FN 1, above.
[4]	See FN 1, above.

3

4.	Terms of the Offered Securities

The terms of the Consultant’s Options are in accordance with the provisions of the Foreign Residents Plan and the letter of allocation to the Consultant.

The terms of the Bank’s Options are in accordance with the provisions of the Credit Agreement and the warrant attached thereto.

Below is a summary description of the main points of the option terms:

4.1.	Terms of the Consultant’s Options

4.1.1.	The Options are offered to the Consultant without consideration.

4.1.2.	Exercise Price of the Consultant’s Options

The exercise price of the Consultant’s Options is NIS 1.36 per share and was determined according to the mean closing price of a Company share on the Stock Exchange in the 30 trading days preceding March 27, 2017. The exercise price of the Consultant’s Options is subject to adjustments as specified in Appendix A to this report, and is not linked.

4.1.3.	Vesting Conditions of the Consultant’s Options

The Consultant’s Options will vest and be exercisable according to the schedule specified below, and provided the Consultant will continue to provide services to the Company on the date specified:

(A)	25% of the Consultant’s Options (hereinafter: the “First Portion”) will vest and be exercisable at the end of one year from the date of the commencement of the consulting agreement between the Company and the Consultant, meaning, as of May 15, 2017, and until the expiration date of the Consultant’s Options (as defined, below, in Section 4.1.4).

(B)	The balance of the Consultant’s Options will vest and be exercisable in 12 equal quarterly portions, at the end of each calendar quarter, as of the first calendar quarter following the vesting date of the First Portion, as stated in paragraph (A), above. The first quarterly portion will vest on September 30, 2017.

4.1.4	Expiration Date of the Consultant’s Options

Unless the Consultant’s Options expire earlier under the provisions of the Foreign Residents Plan and/or the allocation letter, then at the end of 5 years of the Grant Date, meaning, on March 28, 2022, at 5:00pm (Israel time), all of the Consultant’s Options which have not yet been exercised shall expire and shall not grant the Consultant any rights and/or claims.

4

4.1.5.	Adjustments and Provisions in Relating to Termination of the Engagement With the Consultant

For details regarding adjustments under the Foreign Residents Plan and provisions relating to the termination of the engagement with the Consultant according to the Foreign Residents Plan, see Appendix A to this report.

4.1.6.	Option Plan Provisions

For a detailed description of the provisions of the Company’s Foreign Residents Plan, see Chapter 5 of the outline which was published by the Company on February 4, 2016, as amended on March 8, 2016 and on March 21, 2016 (reference numbers: 2016-01-023689, 2016-01-001791, and 2016-01-010950, respectively) (hereinafter: the “Outline”), which is incorporated into this report by way of reference.

4.2.	Terms of the Bank’s Options

4.2.1.	The Options are offered to the Bank without consideration.

4.2.2.	Exercise Price of the Bank’s Options

The exercise price of the Bank’s Options is NIS 1.36 per share and was determined according to the average closing price of a Company share on the Stock Exchange in the 30 trading days preceding March 27, 2017. The exercise price of the Bank’s Options is subject to adjustments as specified in Section 4.2.5, below, and is not linked.

4.2.3.	Vesting Conditions of the Bank’s Options

The Bank’s Options do not include a vesting period and may be exercised immediately upon allocation.

4.2.4	Expiration Date of the Bank’s Options

Unless the Bank’s Options expire earlier under the provisions of the Credit Agreement and/or the attached allocation letter, then at the end of 4 years of the Grant Date, meaning, on March 28, 2021, at 5:00pm (Israel time), all of the Bank’s Options which have not yet been exercised shall expire and shall not grant the Bank any rights and/or claims.

5

4.2.5.	Adjustments

The Bank’s Options shall be subject to the following adjustments:

4.2.5.1	Bonus Shares – In the event of an allocation of bonus shares, on the exercise date the number of shares resulting from the exercise of the Bank’s Options shall increase by the number of shares to which the Bank would have been entitled had it exercised the Bank’s Options prior to the effective date. Below is the formula regarding the manner by which the quantity of shares that the Bank shall receive following an allocation of bonus shares shall be calculated, taking into account that the allocation shall be made on a cashless basis (meaning, according to the bonus value, as specified in Section 4.3, below).[5]

Y = R * X * (MP – EP/R)/MP
Y	The number of shares that will be allocated to the Bank with respect to the exercise of the Bank’s Options after distribution of the bonus shares.
X	The number of the Bank’s Options that are exercised.
R	The result obtained by dividing: (1) The number of Ordinary Shares of the Company immediately after the distribution of the bonus shares, by (2) the number of Ordinary Shares of the Company immediately prior to the distribution of the bonus shares.
MP	The price of an Ordinary Share of the Company on the stock exchange immediately after distribution of the bonus shares.
EP	The original exercise price (prior to adjustment).

Similarly, in the event the Bank exercises the Options on a cashless basis (as specified in Section 4.3, below) immediately after the Company executes an allocation of bonus shares, then an exercise price adjustment will be made for the Bank’s Options, and it will be reduced according to the ratio between the total number of bonus shares allocated and the total number of Ordinary Shares of the Company immediately after distribution of the bonus shares.

[5]	It is noted that the Bank may, but is not required to, at its discretion, exercise the Bank’s Options, in whole or in part, on a cashless basis.

6

4.2.5.1.	Allocation of Rights - In the event of an allocation of rights by the Company to its shareholders, the number of shares stemming from the exercise of the Bank’s Options shall be adjusted to the bonus component in the allocation of rights, as expressed in the ratio between the closing share price on the stock market on the last trading day prior to the “X” day and the base price of the “X-rights” share.

4.2.5.2.	Dividend - In the event the Company distributes a cash dividend, the exercise price of the Bank’s Options shall be decreased by the gross amount of the dividend received with respect to one Ordinary Share of the Company but, in any event, the exercise price of the Bank’s Options shall not be decreased to an amount less than: (1) The par value of one Ordinary Share of the Company; (2) the minimum exercise price according to the stock exchange’s bylaws (to the extent such a price is indeed stipulated in the stock exchange’s bylaws and to the extent it is relevant under such circumstances), whichever is higher.

4.2.5.3.	Merger - In the event the Company shall be a party to a merger or shall transfer most of its assets to another corporation (hereinafter in this Section: “Merger”), then at the time the Bank’s Options are exercised (after the merger is executed), the Bank shall be entitled to receive shares or securities or other property that it would have been entitled to receive in the framework of the merger had it exercised the Bank’s Options prior to execution of the Merger.

7

4.2.5.4.	Changes in the Company’s Equity - In the event of the execution of a split or consolidation of the Company’s share capital, the exercise price shall be reduced accordingly in the event of an equity split (and the number of shares stemming from the exercise of the Bank’s Options will increase accordingly) as of the date of execution of said change in equity or as of the effective date of the change in equity (to the extent such effective date is stipulated), whichever is earlier or, alternatively, the exercise price will increase accordingly in the event of an equity consolidation (and the number of shares stemming from the exercise of the Bank’s Options shall decrease accordingly) as of the date of execution of said change in equity or as of the effective date of the change in equity (to the extent such effective date is stipulated), whichever is earlier.

4.2.5.5.	Spin-off - In the event the Company executes the distribution of shares of a subsidiary to shareholders of the Company or performs any similar action, the exercise price of the Bank’s Options shall be adjusted such that it shall be multiplied by the ratio stemming from the distribution of: (A) The base price of the share “X” such distribution; by (B) the closing price of the share on the stock exchange on the last training day prior to the “X” day of such distribution. Notwithstanding the above, in any event the exercise price shall not be decreased to an amount less than: (1) The par value of one Ordinary Share of the Company; [or] (2) the minimum exercise price according to the stock exchange’s bylaws (to the extent such a price is indeed stipulated in the stock exchange’s bylaws and to the extent it is relevant under such circumstances), whichever is higher.

4.3.	Cashless Exercise Mechanism

The exercise of the Options which have vested may be done, at the Bank’s discretion, by means of a cashless type exercise mechanism such that the Bank shall be entitled to receive Ordinary Shares of the Company, subject to the above described adjustments, according to the following formula:

8

X = A*(B-C)/B
A	The number of Options which the Bank wishes to exercise according to the exercise notice.
B	Fair market value equal to the closing price of a share of the Company on the stock exchange on the last trading day prior to the date of delivery of the exercise notice.[6]
C	The exercise price.
X	The number of shares that shall be allocated to an Offeree after exercise of the Options by means of the cashless mechanism.

4.4.	Registration for Trade

4.4.1.	The Options shall not be registered for trade on the stock exchange.

4.4.2.	The Exercise Shares shall be registered for trade on the stock exchange and, as of the date of their allocation, shall be equal in their rights for all intents and purposes to the Ordinary Shares of the Company. The Company shall contact the stock exchange immediately after publication of this immediate report with an application to register the Exercise Shares for trade.

4.4.3.	The Exercise Shares shall be registered in the name of the registration company.

4.5.	Restrictions Relating to Exercise Dates

In accordance with the stock exchange circular dated January 8, 2012 (reference: 172419), no exercise of the Options shall be executed on the effective date of any of the following events: (A) Distribution of bonus shares; (B) an offering by way of rights; (C) distribution of a dividend; (D) equity consolidation; (E) equity split; (F) equity reduction; (each of the above shall hereinafter be called: “Company Event”). If the X day of a Company Event occurs prior to the effective date of the Company Event, there shall be no exercise of the Options on said X day.

5.	Closing Price of the Offered Securities On the Day Prior to Publication of this Immediate Report

5.1.	There are no Options of the same type registered for trade on the stock exchange. The closing price of an Ordinary Share of the Company on the stock exchange on March 29, 2017 (the trading day prior to the date of publication of this immediate report) stood at the sum of NIS 1.312 (hereinafter: the “Closing Price”).

5.2.	The exercise price of the Consultant’s Options and the Bank’s Options is NIS 1.36 and is higher than the Closing Price by approximately 3.7%.

[6]	Regarding the Bank’s Options only – if it is not possible to determine fair market value as aforesaid, then the fair market value shall be determined by the Company and the holder of the Bank’s Options in good faith and, to the extent they do not reach agreement, the value shall be determined by a third party who shall be mutually agreed upon.

9

6.	Economic Value of the Options

The economic value of the Options that will be allocated under this immediate report is as specified in the table, below.

The fair market valuation of the Options was done using the Black–Scholes model which is the accepted model for pricing options, taking into account the closing price of a share of the Company on the stock exchange on March 29, 2017, which was NIS 1.312 per share, and in accordance with the assumptions specified, below.

Option Type	Consultant Option	Bank Option
Standard Deviation (1)	57.6%	57.6%
Average Life Span (2)	3.2 Years	4 Years
Annual Capitalization Rate (3)	0.6%	0.4%
Exercise Price (in NIS)	1.36	1.36
Number of Securities	100,000	798,088
Fair Value of One Security (in NIS)	0.51	0.57
Fair Value of All Securities (thousands of NIS)	51	457

Assumptions:

(1)	The standard deviation was calculated according to the historical daily share price.
(2)	Regarding the Consultant's Option, the average of the end of the vesting period and the last day of the security’s exercise period (the “Theoretical Exercise Date”) and, with regard to the Bank's Option, as of the allocation date and until the last day of the exercise period.
(3)	The annual capitalization rate for a security is determined according to the yield of a government bond at an average life span equal to the mean life span of the security.
(4)	Assuming the exercise of all the Options and the allocation of all of the Exercise Shares.
(5)	Calculation of the economic value does not take into account the restriction of the securities by law.

The amount of the expense that will be recorded in the Company's books with respect to the allocation of the Options to the Offerees will be in the amount of said economic value (updating the calculation according to changes in the price of a share of the Company, no risk interest rates, and the level of the share's volatility, as of the date of the actual allocation of the securities, after receiving approval of the stock exchange), such that the economic value will be spread over the entire exercise period.

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7.	The Consideration (the Options' Exercise Price)

See Sections 4.1.1, 4.1.2, 4.2.1, and 4.2.2, above.

8.	Details of Agreements Relating to the Purchase or Sale of Securities of the Company or Relating to the Voting Rights therein

To the best of the Company's knowledge, after an oral inquiry was conducted with the Offerees, as of the date of this immediate report, there are no agreements, whether written or verbal, between any of the Offerees and any holder of shares in the Company or between the Offerees as between themselves or between them and others relating to the purchase or sale of securities of the Company or relating to the voting rights therein.

9.	Preclusion and/or Restrictions on the Taking of Actions with Regard to the Options or the Exercise Shares

9.1.	In accordance with the provisions of the Securities Law, 1968 (hereinafter: the “Law”) and of the Securities Regulations (Details Regarding Articles 15A Through 15C of the Law), 2000, as amended from time to time, the Offerees shall be subject to restrictions on the resale of the Exercise Shares, in accordance with the provisions of Article 15C of the Law and the above securities regulations, as they shall be from time to time, where the allocation to the Consultant is considered an allocation under Section 15A(a)(1) of the Law and the allocation to the Bank is considered an allocation under Section 15A(a)(7) of the Law.

9.2.	Allocation of the Options is subject to approval of the stock exchange of the registration for trade of the Exercise Shares.

9.3.	For details regarding additional restrictions and/or limitations on the taking of actions with the Consultant’s Options or the Consultant’s Exercise Options, see Section 5.7 (in connection with the Foreign Residents Plan) and Section 5.10 (relating to subordination to the various provisions of law in the Foreign Residence Plan) of the Outline.

Sincerely,

Gilad Glick, CEO

Itamar Medical Ltd.

11

Appendix A

1.	Adjustments Under the Foreign Residents Plan

1.1.	Change In the Company's Equity - In the event the Company's shares are consolidated or split into a smaller or larger number, respectively, of shares or, in the event of a transaction,[7] consolidation, reorganization, change in the Company's equity, or any other event that is similar in substance, the Company's shares shall be replaced by a different security of the Company or another corporation (hereinafter: the “New Security”), then each Offeree shall be entitled, subject to the remaining conditions, below, to purchase that same quantity of New Securities that replaced the quantity of shares that it was entitled to purchase prior to the change to the Company's equity, subject to exercise price adjustments in order to reflect the change to the Company's equity.

1.2.	Upon the occurrence of any of the events described in Section 1.1, above, the type and quantity of the shares that may be exercised based on the plan for employees who are residents of the United States in relation to the Options which have not yet been allocated shall be updated accordingly. A committee of the Board of Directors shall determine the adjustments required upon the occurrence of any of the events described in Section 1.1, above.

1.3.	Transaction - In the event the Company shall be a party to a transaction, then the following rules will apply unless otherwise stipulated in the documents based on which the Options were allocated to the Offeree or the Board of Directors stipulated otherwise on the date of the allocation of the Options.[7]

Unless otherwise stipulated in the grant letter, to the extent the Company shall be a party to a transaction, notwithstanding anything stated otherwise in the plan for employees residing in the United States, the Board of Directors, at its exclusive discretion, shall be entitled to take any of the following actions:

1.3.1.	To act such that the merged/acquiring corporation undertakes all of the obligations relating to the Options that were allocated or to approve an alternative employee compensation plan;

[7]	“Transaction” means – an occurrence, whether by one transaction or a series of transactions, of one of the following: (i) The sale of all or most of the Company's assets; (ii) the sale (including replacement) of all or most of the Company's share capital; (iii) merger, consolidation, or a transaction similar in substance after which the Company shall cease to exist; (iv) merger, consolidation, or a transaction similar in nature after which the Company continues to exist but the Company's share capital shall be converted or replaced by securities, cash, or any other asset; (v) if the Company goes private such that the Company's shares are not listed for trading on the stock exchange.

12

1.3.2.	To act to assign to the merged/acquiring company the Company's rights to repurchase the Company's shares which were issued following the exercise of Options;

1.3.3.	To accelerate the vesting period and the exercise period of the Options to a date which is prior to the effective date for the purpose of execution of the transaction, as determined by the Board of Directors;

1.3.4.	To act such that the Company's right to carry out a repurchase of the Company's shares which were issued following the exercise of Options, shall lapse;

1.3.5.	To act such that the Options which have not yet vested, or which have vested but not yet been exercised prior to the effective date for the purpose of the execution of the transaction shall be rescinded in exchange for monetary consideration, as the Company's Board of Directors sees fit at its exclusive judgment.

1.3.6	To make payment in the manner determined by the Board of Directors in the amount of the positive difference between: (A) The amount of the consideration in the transaction with respect to each share of the Company; and (B) the exercise price (said difference, to the extent it exists, shall hereinafter be called in this section: the “Difference”). Additionally, any trust agreement or agreement relating to future payments that apply in relation to the shareholders in the Company based on the transaction may be assigned in the same manner in relation to the Difference.

The Company's Board of Directors is not obligated to act in the same manner in relation to all of the Options and/or all of the Offerees.

1.4	Options that are allocated under the Foreign Resident Employee Plan shall be eligible for adjustments with respect to a dividend, an allocation of rights, or a distribution of bonus shares.

2.	Provisions Relating to Termination of the Engagement with the Offeree according to the Foreign Residents Plan

2.1	Termination of the Engagement Other Than for Cause, Disability, or Death

In the event of the termination of the engagement between the parties (other than in the event of termination of the engagement for cause as defined in Section 2.4, below, disability, and/or death), the Offeree shall be entitled to exercise Options that have vested up to that date until the earlier of the following dates: (1) Up to three months from the date of the termination of the engagement between the parties or other period of time as determined in the grant letter of the Options to the Offeree, but not less than thirty days; (2) the Options' expiration date as stipulated in the grant letter of the Options to the Offeree. Options which have not yet been exercised on said date shall expire.

13

Notwithstanding the aforesaid, if an Offeree shall not be eligible to exercise Options (which have vested) in the event of such termination of the engagement, only because at such time, the issuing of shares by the Company shall constitute a breach of the registration requirements based on the Securities Act of 1933, to the extent it applies, then the Offeree shall be entitled to exercise Options which have vested up until that same date until the earlier of the following dates: (1) At the end of three months following the date of the termination of the engagement between the parties during the course of which the exercise of the Options did not constitute a breach of the registration requirements based on the Securities Act of 1933, to the extent it applies; (2) the Options' expiration date as stipulated in the grant letter of the Options to the Offeree. Options which have not yet been exercised on said date shall expire.

2.2	Termination of the Engagement due to Disability or Retirement

In the event of the termination of the engagement between the parties because of disability or retirement of the Offeree, the Offeree shall be entitled to exercise Options that have vested up to that date until the date of their expiration as stipulated in the grant letter of the Options to the Offeree. Options which have not yet been exercised on said date shall expire.

2.3	Termination of the Engagement due to Death

Upon the occurrence of one of the following events: (A) Termination of the engagement between the parties because of the death of the Offeree; (B) the Offeree passes away during a certain period of time which was defined in the grant letter of the Options to the Offeree (if and to the extent that such period of time was indeed defined), after termination of the engagement between the parties that was not because of the death of the Offeree; the heirs/estate of the Offeree shall be entitled to exercise the Options which have vested up until the date of the Offeree's death and until the date of their expiration, as stipulated in the grant letter of the Options to the Offeree. Options which have not yet been exercised on said date shall expire.

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2.4	Termination of the Engagement for Cause

In the event of termination of the engagement for cause as defined in this section below, the Options shall immediately lapse.

For the purpose of this section, “Cause,” as defined in the plan for employees residing in the United States, is the occurrence of one of the following events: (1) Conviction of the Offeree of any offense or any crime that includes fraud or deceit; (2) an action by the Offeree (whether by action or omission) which involves fraud, deceit or inappropriate behavior toward the Company or a company under its control; (3) conduct by the Offeree which, based on good faith and a reasonable review by the Company (or, if the Offeree is an officer, a review by the Company's Board of Directors), indicates the unsuitability of the Offeree to his position in the Company; (4) a breach by the Offeree of a statutory duty or fiduciary obligation to the Company or a company under its control; (5) a breach by the Offeree of state or federal law in connection with the Offeree's engagement with the Company which harms the Company or a company under his control; (6) a material breach of any agreement or any other obligation of the Offeree to the Company or a company under its control; (7) a repeat violation by the Offeree of the Company's policies which materially harms the Company or a company under its control; (8) insufficient performance of the Offeree's obligations in connection with the Offeree's engagement with the Company which has not improved within a period of 15 days from the date of receipt of notice of his performance by the Offeree from the Company.

Notwithstanding the above, the Offeree's disability shall not constitute Cause. The determination of the existence of cause to terminate the engagement is according to the Company's discretion only.

15

Exhibit 7.9

Articles of Association

[INFORMAL ENGLISH TRANSLATION]

ARTICLES OF ASSOCIATION

OF

Itamar Medical Ltd.

Table of Contents

Definitions	2

Company Name	4

Purposes of the Company	4

Publicly Traded Company	4

Limitation of Liability	4

Equity, Shares, and Rights	4

Share Certificate	5

Registered Shareholder	5

Transfer of Shares	5

Changes in Share Capital	6

Changes to Classes of Rights	7

Authority to Take Loans	7

General Meetings	7

Notice of a General Meeting	8

Deliberations at General Meetings	9

Legal Quorum	9

Chairperson of the General Meeting	9

Shareholder Votes	10

Directors	11

Powers, Number of Directors, Composition, and Election	11

Payment of Wages	12

Chairperson of the Board of Directors	12

The Directors' Activities	12

Legal Quorum	12

Ways to Attend Meetings	13

Substitute Director	13

Committees	14

Approval of Transactions with Related Parties	14

Registration of Resolutions and Their Validity	14

Company CEO	15

Release, Indemnification, and Insurance of Officers	15

Officers' Insurance	15

Indemnification of Officers	15

Indemnification in Advance	16

Retroactive Indemnification	16

Release of Officers	16

Release, Indemnification, and Insurance – General	17

Appointment of an Auditor	17

Signature Rights	17

Distributions	17

Redeemable Securities	18

Donations	18

Notices	18

2

Definitions

1.	Each of the words specified below shall have, in these Articles of Association, the definition appearing alongside them unless it is inconsistent with the topic or context:

Articles of Association -	The Company’s Articles of Association in its text herein or as shall be modified from time to time.

Auditor -	As defined in the Companies Law.

Board of Directors -	The Company’s Board of Directors.

CEO	The Chief Executive Officer.

Class Meeting -	A meeting of holders of a particular class of stock.

Chairperson -	The Chairperson of the Board of Directors.

The Company -	Itamar Medical Ltd.

The Companies Regulations -	The regulations enacted under the Companies Law.

Allocation -	As defined in the Companies Law.

External Director -	As defined in the Companies Law.

2

The Companies Law or the Law	the Companies Law of 1999 and the regulations enacted thereunder.

NIS -	New Israeli Shekels.

The Office -	The registered office of the Company, wherever it may be located from time to time.

Officer -	As defined in the Companies Law.

New Ordinary Shares -	The Company’s new ordinary shares, whose par value is equal to NIS 0.01 each.

Register of Shareholders -	The Register of Shareholders maintained by the Company or that is maintained in the Company’s name.

Shareholder -	As defined in the Companies Law.

Ordinary Majority -	A majority of more than one-half of the votes of those shareholders present and voting, other than abstentions.

The Laws -	The Companies Law, the Companies Ordinance [New Version] of 1983, the Securities Law of 1968 (the "Securities Law"), all of the applicable laws and regulations in the relevant jurisdictions as well as the laws of the stock markets in which the Company's shares are registered for trade as in effect and applicable from time to time.

Special Majority -	A majority of at least seventy-five percent (75%) or more of the votes of those shareholders present and voting, other than abstentions.

Administrative Proceeding -	A proceeding under Chapters H3 (Imposition of Financial Sanctions by a Securities Authority), H4 (Imposition of Administrative Enforcement methods by an Administrative Enforcement Commission), and/or I1 (Conditional Arrangement for Avoidance of Commencement or Suspension of Proceedings) of the Securities Law, as amended from time to time.

Unless otherwise stated above or in other provisions of these Articles of Association, each word and expression in these Articles of Association shall have the definition given them in the Companies Law and, if they have no such definition in the Companies Law, the definition given them in the Companies Regulations and, if they have no such definition, the definition given them in the Securities Law and, if they do not have such definition, the definition given them in the Securities Regulations and, if they have no such definition, the definition given them in any other law, if such definition given them as described above is not contradictory to the context in which such word or expression appears or the purpose of the relevant provision of these Articles of Association.

3

2.	Anywhere the singular is used shall refer to the plural as well, and vice versa. Anywhere the masculine is used shall refer to the feminine as well. Anywhere reference is made to a person, it shall also mean an association of persons.

In any event in which any of the provisions of these Articles of Association is in violation of law, said provision shall be void, without detracting from the validity of any part of the other provisions of these Articles of Association.

Company Name

3.	The Company's name is Itamar Medical Ltd.

Purposes of the Company

4.	The purpose of the Company shall be to engage in all lawful business, as determined from time to time by the Board of Directors.

Publicly Traded Company

5.	The Company is a publicly traded company in accordance with the Companies Law.

Limitation of Liability

6.	The shareholders' liability for the Company's debts shall be restricted to payment of the full amount they undertook to pay to the Company with respect to the shares allocated them (par value plus a premium) and which they have not yet paid.

Equity, Shares, and Rights

7.	The Company's registered share capital is NIS 7,500,000 divided into 750 million ordinary new shares of par value NIS 0.01 each, subject to the changes that will apply from time to time by resolution of the general meeting of the Company's shareholders.

The issued and paid up shares of the same class shall grant equal rights as among themselves for all intents and purposes with regard to the rights described above. A Shareholder's liability for the Company's debts is limited to payment of the full original price of the shares allocated to him initially or to his predecessor. After payment by the original Shareholder, the holder of the shares or anyone to whom the shares have been transferred shall not bear liability for the Company's debts.

8.	Each ordinary new share that has been allocated grants its owner the rights listed below:

8.1.	Equal right to participate and vote in ordinary or extraordinary meetings of the shareholders. Each share shall grant its holder who is present at a meeting and participates in a vote, directly or by ballot, one vote.

8.2.	Equal right to participate in any distribution.

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8.3.	Equal right to participate in distribution of the Company's distributable assets in the event of the Company's liquidation.

9.	Where two or more people are registered as jointly holding any share, each of them is entitled to confirm actual acceptance of any dividend whatsoever or other payments in connection with that same share.

10.	In accordance with the Law's requirements, a trustee must report to the Company regarding the fact that he holds the Company's shares in trust on behalf of another person, on the date required by law. The Company shall indicate this fact in the Register of Shareholders in relation to these shares. The trustee will be considered as the sole holder of those same shares. The Company shall not be obligated or required to recognize a beneficial right or a conditional right or a future rate or a partial right to a share or any other right in connection with the share other than the registered owner's absolute right regarding each share.

Share Certificate

11.	The Shareholder registered in the Register of Shareholders is entitled to receive from the Company, upon request and at no charge, within three months following the allocation or registration of the transfer, one certificate regarding all of the shares registered in his name, that shall specify the number of shares held by such Shareholder. In the event of a jointly held share, the Company shall issue one certificate for all of the joint holders of a share, and delivery of such certificate to one of the joint holders shall be considered delivery to all. Each certificate shall bear the Company's seal or a facsimile copy thereof and shall be signed by two of the Company's Officers. A registration company may obtain from the Company, and its request, within three months following the allocation or registration of the transfer, as applicable, one certificate evincing the number of registered shares regarding all of the shares registered in its name in the Register of Shareholders.

12.	A Share Certificate that has been damaged, destroyed, or lost, may be exchanged for a new one based on proof and guarantees, as resolved by the Board of Directors from time to time.

Registered Shareholder

13.	Unless otherwise stated in these Articles of Association, the Company may view a Registered Shareholder as its exclusive holder and, accordingly, shall not be obligated to recognize a claim based on beneficial rights or any other claim that another person has a claim or right regarding a share, unless this is done based on a judicial ruling by a court of competent authority or based on provisions of law.

Transfer of Shares

14.	Subject to the provisions of all laws, and undertaking, or an agreement of a specific holder of shares in the Company, the Company's shares are transferable.

15.	A transfer of shares shall be made in writing or in any other way, in the form determined by the Board of Directors or by the registration company appointed for such purpose by the Company. A share transfer form shall be signed by the transferor and the transferee and shall be sent to the offices of the Company or of the registration company together with the share certificate for the transferred shares, to the extent such share certificate has been issued. The transferee shall be considered the owner of the transferred shares as of the date his name is registered in the Register of Shareholders.

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16.	The Board of Directors may suspend the registration of the transfer of shares for a period of time that it shall determine, provided that the total period of such suspension shall not exceed 30 days per year. The Company shall notify the shareholders of such decision.

17.	In the event of death, entry into bankruptcy proceedings, entering liquidation, insolvency, or similar event by a Shareholder, only the lawful heirs of the Shareholder shall be recognized by the Company as rights owners in the shares, but this shall not exempt the prior Shareholder's estate from liability in relation to such shares.

The lawful heirs shall be entitled to be registered individually as holders of shares or to transfer their rights to another person, according to the provisions of these Articles of Association, after providing evidence of their entitlement in accordance with the Board of Director's demand.

Changes in Share Capital

18.	(A) Subject to the provisions of all laws, a general meeting of the shareholders may pass resolutions from time to time on the following matters:

18.1.	Modification or addition of additional classes of shares that shall constitute the Company's registered capital, including shares with preferential rights, deferred rights, conversion rights, or other special rights or other restrictions.

18.2.	Increasing the Company's registered share capital by creating new shares of an existing class or a new class.

18.3.	Consolidation and/or splitting the Company's share capital, in whole or in part, into shares of a lower or higher par value than that of existing shares.

18.4.	Voiding any registered share capital that has not yet been allocated, provided that there is no undertaking by the Company to allocate said shares.

18.5.	Reducing the Company's share capital and any principal reserved to redeem its equity.

(B) If any of the resolutions listed in Section 18(A) above, is adopted, the Board of Directors may, at its discretion, adopt resolutions on related matters.

(C) In the event that as a result of the consolidation or splitting of shares permitted under these Articles of Association, fractional shares are retained by any of the shareholders, the Board of Directors may, at its discretion, act as follows:

1.	To decide that share fractions which do not entitle their owners to a full share will be sold to the Company and that the payment for such sale will be paid to those eligible, upon the terms that the Board of Directors shall be entitled to determine.

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2.	To allocate to any Shareholder in possession of a fractional share as a result of the consolidation and/or redistribution, shares of a class of share existing prior to the consolidation and/or distribution in a quantity that, when joined with the fractional share, will be sufficient for one complete consolidated share and such allocation shall be considered valid immediately prior to the consolidation or split;

3.	To determine method of payment for amounts that are supposed to be paid for shares allocated in connection with Section 18(C)(2), above, including on account of owner shares; and/or

4.	To determine that owners of fractional shares shall not be entitled to receive a full share with respect to a fraction of a share or that they are entitled to receive a full share at a par value that differs from that of the fractional share.

19.	Unless stated otherwise in these Articles of Association or the share distribution terms, any new share capital shall be considered part of the original share capital and shall be subject to the provisions of these Articles of Association relating to demands for payment, pledging, transfer, forfeiture, and so forth, that were applied to the original share capital.

Changes to Classes of Rights

20.	If on a particular date, the share capital is divided into different classes of shares, any change to the rights of the holders of any class of shares shall be subject to obtaining the consent of a Class Meeting of that same class of shares by ordinary majority (unless otherwise stipulated by provision of law or the terms of allocation of the shares of that same class).

21.	The rights granted to holders of shares of any kind shall not be considered as having been changed by the creation or allocation of new shares of any class, including a new class (unless otherwise stipulated in the terms of the allocation of that same class of shares).

Authority to Take Loans

22.	The Company is entitled, from time to time, upon resolution of the Board of Directors, to raise, borrow, or guarantee the payment of any amount or amounts of money for the Company's needs. The Company, upon resolution of the Board of Directors, shall be entitled to obtain or guarantee payment or repayment of such amount or amounts in the manner and upon the terms it sees fit and in particular by issuing bonds or stock bonds guaranteed by all or part of the Company's property (current or future), including the Company's unissued or paid up equity at such time. Issuance of a series of bonds will require approval by the Board of Directors.

General Meetings

23.	The general meeting is entitled to exercise powers given to a different organ as well as to transfer powers given to the Chief Executive Officer to the Board of Directors, for a particular matter or a particular period of time that shall not exceed the period of time required under the circumstances.

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24.	Annual general meetings will take place at least once every calendar year in the place and on the date determined by the Board of Directors, but no later than fifteen (15) months following the previous general meeting. The general meetings will be called the "annual meetings" and all other general meetings of the Company shall be called "extraordinary meetings." At the annual meeting, directors and in order shall be appointed, matters will be addressed which are required by the Articles of Association or the Law, as shall any other matter as determined by the Board of Directors.

25.	The Board of Directors may convene an extraordinary meeting upon its resolution and will be required to do so to the extent that it is presented with a written request to convene an extraordinary meeting by a person entitled to do so by the Law.

Any request to convene a general meeting shall specify the purposes of the meeting, shall be signed by the requesters of the meeting, and shall be sent to the Company's registered offices.

26.	Additionally, subject to the Law, the Board of Directors is entitled to grant a request by a Shareholder holding at least one percent (1%) of the Company's issued and paid up equity to place a particular topic on the agenda for the general meeting, only if the request also specifies (A) the name and address of the requesting Shareholder; (B) a representation that the Shareholder holds shares granting him the right to vote at the general meeting and that he intends to participate in the meeting, personally or by means of a ballot; (C) a description of all of the arrangements or understandings between the Shareholder and another person or persons (indicating the other person's name) in connection with the topic he requested be placed on the agenda; and (D) a declaration that all of the information that must be provided to the Company under the Law or any other law in connection with such matter, if any, has been provided to the Company. Additionally, to the extent that such topic addresses an appointment to the Board of Directors in accordance with the Articles of Association, the request shall also specify each candidate's consent to serve as a director in the Company if elected as well as a declaration signed by each candidate that there is no obstacle to his appointment as a director under the Law. Additionally, the Board of Directors shall be entitled, at its discretion, if it believes it necessary, to require the Shareholder who submitted the request to provide additional information required in order to include the matter on the agenda for the general meeting, as the Board of Directors sees fit.

The Board of Directors will determine the agenda for the general meeting, subject to all law.

Notice of a General Meeting

27.	Notice of the convening of a general meeting shall be delivered in the manner stipulated by law.

The Company is not obligated to provide notice of the general meeting to shareholders beyond what is required by law.

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28.	Incidental non-provision of notice of the convening of the general meeting or nonreceipt of such notice by any of the shareholders shall not disqualify any resolution adopted at that same meeting.

Deliberations at General Meetings

Legal Quorum

29.	No resolution shall be adopted by the general meeting unless a legal quorum of the shareholders is present at the opening of such meeting.

Other than as stated below regarding a postponed meeting, at least two shareholders who are present, either personally or by means of an agent, and who hold or represent, personally or by means of a ballot, at least 33 1/3% or more of the voting rights in the Company, shall constitute a legal quorum by which to hold a general meeting.

30.	If one-half hour has passed from the date and time set for the meeting and a legal quorum is not present, the meeting shall be postponed by one week thereafter, to the same time and place or to another date, time, and place as shall be determined by the Board of Directors with notice to the shareholders. A legal quorum at a postponed meeting that is required for the matters for which the meeting that was postponed was convened, shall be two shareholders holding and representing at least 10% of the Company's issued and paid up equity.

Chairperson of the General Meeting

31.	The Chairperson of the Board of Directors shall chair each general meeting. Absent the Chairperson of the Board of Directors at a general meeting, or if he is not arrived at the meeting after the passing of fifteen (15) minutes from the date and time stipulated for the meeting, or he does not wish to serve as the chairperson, those directors present at the meeting shall elect, by an ordinary majority, one of the members of the Board of Directors to chair the meeting. If the Board of Directors did not appoint a chairperson to the general meeting, the shareholders present at the meeting shall elect one of the members of the Board of Directors or, if no member of the Board of Directors is present or if all of the members of the Board of Directors who are present refuse to fulfill their role, they shall elect one of those present to chair the meeting.

32.	The chairperson of the general meeting is entitled, with the consent of the general meeting where a legal quorum is present, and shall do so at the instruction of the general meeting, to postpone any meeting, deliberation, or resolution on a matter that is on the agenda to a place and time as resolved by the meeting. Should a general meeting be postponed by less than twenty-one (21) days and its agenda not changed, notice of the date of the new meeting shall be provided as soon as possible but not less than 72 hours prior to the postponed meeting. In the event a general meeting has been postponed by more than twenty-one (21) days, notice of the date and time of the postponed meeting shall be provided in the manner by which notice of the original meeting was provided. Other than the above, no Shareholder shall be entitled to notice of the postponement or to the agenda of the postponed meeting. At the postponed meeting, no matter shall be discussed other than those matters that could have been discussed at the meeting that was postponed.

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33.	A vote regarding election of a chairperson for the general meeting or a resolution to postpone the meeting shall be done immediately. Votes on all of the other matters shall be done during the course of the meeting, at the time and in the order decided by the chairperson.

Shareholder Votes

34.	All resolutions by the general meeting shall require an ordinary majority unless otherwise stipulated by these Articles of Association or the Laws. Unless otherwise indicated in the Articles of Association, replacement of the Articles of Association or their amendment requires a special majority.

35.	The declaration by the chairperson of a general meeting of the adoption of a resolution, adoption of a resolution unanimously or by a specific majority or its rejection, or of its non-adoption by a specific majority, shall be final, and its inclusion in the minutes of the meeting shall constitute conclusive evidence thereof (without requiring proof of the number or ratio of the vote for or against such resolution).

36.	The Chairperson of the Board of Directors shall not have an additional and/or deciding vote. Should the votes be equal in relation to a proposed resolution, the proposal shall be considered as having been rejected.

37.	Where two or more persons jointly hold a share, the vote of the first of them, whether personally or by means of a ballot, shall be accepted without the vote of the other joint Shareholder and, for such purpose, the first of the partners shall be determined by the order in which their names appear in the Register of Shareholders.

38.	A proxy need not be a Shareholder in the Company.

39.	The means of appointment of a proxy shall be written and executed by the appointer or by his actual attorney who is authorized to do so in writing. A corporation shall vote by means of a representative duly appointed in writing by the corporation.

A letter of authorization for the appointment for the appointment of a proxy or the representative of a corporation (whether to a particular general meeting or not) shall be in the wording which shall be approved by the Board of Directors from time to time.

40.	The letter of authorization shall be delivered to the Company's offices or to another location as decided by the Board of Directors, no less than forty-eight (48) hours prior to the date and time of the general meeting in which the proxy or representative shall be present. The letter of authorization shall expire automatically and shall not be valid after 12 months from the date of appointment unless a different date of expiration has been stipulated.

41.	A proxy may also be appointed in relation to a portion of the shares held by a Shareholder, and a Shareholder may also appoint more than one proxy, where each of the proxies will vote in relation to a portion of the Shareholder's shares.

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42.	A Shareholder who is not of clear mind or who has been declared as incompetent to vote by a court of competent jurisdiction is entitled to vote by means of a legal guardian or other representative appointed by the court to vote in such Shareholder's name.

43.	A Shareholder who is entitled to vote is entitled to provide in writing his consent to, refusal of, or abstention from, any resolution included in the ballot provided by the Company. The ballot will permit voting on every topic which the Companies Regulations require be included in the ballot as well as any other matter that the Board of Directors, in that same case or in general, decides may be included in that same ballot. A Shareholder who votes by means of a ballot will be counted when establishing the presence of a legal quorum at a meeting.

44.	The chairperson of the general meeting shall be responsible for preparing minutes of the general meeting and all of the resolutions adopted.

45.	The provisions of these Articles of Association regarding general meeting shall apply, mutatis mutandis, to class meetings as well.

Directors

Powers, Number of Directors, Composition, and Election

46.	The Board of Directors shall possess rights and shall exercise rights and powers and/or responsibilities as granted to the Board of Directors in these Articles of Associations and the provisions of the Laws, including setting the Company's policies and oversight of the Chief Executive Officer's powers and responsibilities. The Board of Directors is entitled to exercise any power of the Company that has not specifically been granted by these Articles of Association or the Laws to another organ of the Company.

47.	The number of directors in the Company shall be not less than five (5) and not more than nine (9), and shall include external directors as required by the Companies Law.

48.	The directors in the Company (who are not external and/or independent directors) shall be appointed solely by the annual meeting by an ordinary majority, and shall not be elected at an extraordinary meeting unless otherwise stipulated in these Articles of Association or the Laws.

A general meeting shall be entitled to terminate the service of a director (who is not an external and/or independent director) early, solely by means of a resolution adopted by a special majority.

49.	Void.

50.	Void.

51.	If a director shall end his tenure (the "Departing Director"), the remaining directors shall be entitled to continue to act as long as the number of remaining directors has not dropped below the minimum number of directors stipulated in Section 47, above. The Board of Directors has the right to appoint additional directors to the Company, whether in order to fill a position that has been vacated for any reason whatsoever and whether as an additional director or directors provided that the number of directors not exceed the maximum number of members of the Board of Directors. Appointment of a director by the Board of Directors shall be valid until the following annual meeting or until termination of his position in accordance with the provisions of these Articles of Association.

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52.	A director's tenure shall commence on the date of his appointment by the general meeting or the Board of Directors, or on a later date if such date is stipulated in the appointment resolution adopted by the general meeting or the Board of Directors.

53.	Any modification of sections 46 through 48 and 51 through 53, above, shall require a vote by a special majority.

Payment of Wages

54.	Void.

55.	The Company shall establish provisions regarding payment of wages to directors in accordance with the Law.

Chairperson of the Board of Directors

56.	The Board of Directors shall elect one of its members to serve as Chairperson of the Board of Directors. Board of Directors is entitled to replace the Chairperson of the Board of Directors from time to time. The Chairperson of the Board of Directors shall be present at meetings of the Board of Directors and, to the extent that he is not present at a meeting within fifteen (15) minutes from the date and time stipulated for its convening, the directors shall elect one of the directors present at the meeting to chair such meeting.

The Directors' Activities

57.	The Board of Directors shall convene in order to conduct the corporation's business, hold meetings and postpone them as it sees fit, subject to these Articles of Association.

Notice of a meeting of the Board of Directors shall be given a reasonable time prior to the date and time set for the meeting. Notwithstanding the above, the Board of Directors may convene a meeting without notice in urgent cases only upon the consent of a majority of the directors.

Such notice shall be delivered in writing to each director's registered address or by facsimile or by electronic mail, according to the communication details provided in advance by the director, specifying the date and time of the meeting, the location where it will be convened, and its agenda.

Legal Quorum

58.	A resolution shall not be adopted by meeting of the Board of Directors unless a legal quorum of directors is present at the meeting upon its commencement. The legal quorum for meetings will be met when there are present, personally or by means of their substitutes, at least half of the directors serving at such time, personally or by means of a Substitute Director.

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If half an hour has passed from the date and time set for the meeting and a legal quorum is not present, the meeting may be postponed to a different date and time that shall be determined by the Chairperson of the Board of Directors and, in his absence, by those directors present at the meeting, provided that all of the directors are given notice of the new date and time at least twenty-four (24) hours prior to the date and time of the postponed meeting. The legal quorum for commencing a postponed meeting of the Board of Directors shall be three members of the Board of Directors.

Ways to Attend Meetings

59.	Part or all of the directors may hold meetings of the Board of Directors using computerized means of communication, telephone communication, or other means of communication that permits the directors to communicate with one another in the presence of all, provided that all of the directors have been given prior notice specifying the time and method by which the meeting shall be convened. Any resolution adopted by the Board of Directors at such meeting, subject to the provisions of the Articles of Association, shall be recorded and signed by the Chairperson (and in his absence, by the meeting chair) and shall be valid as if adopted at a meeting of the Board of Directors that was properly convened and conducted.

60.	The written resolution signed by all of the directors, or a resolution in which all of the directors agreed (in writing by post or by electronic mail) not to convene, is for all purposes equivalent to a resolution duly adopted at a meeting of the Board of Directors that was properly convened and conducted.

Such a resolution may be signed using a number of separate copies, each signed by one or more directors. Such a resolution in writing (including facsimile) shall be valid as of the latest date appearing on the resolution or, if signed on two or more copies, as of the latest date appearing on the copies.

61.	When exercising voting rights, each director shall have one vote. All resolutions by the Board of Directors shall be adopted by an ordinary majority unless otherwise stipulated by these Articles of Association or the Laws. In the event of a tie vote, the Chairperson of the Board of Directors shall not have the deciding vote, and the proposal shall be deemed rejected.

Substitute Director

62.	Subject to the Law, a director may, from time to time, appoint in writing any person who is qualified to serve as a director to serve as his/her Substitute Director (hereinafter: "Substitute Director") as well as to terminate the service of such person. Appointment of a Substitute Director does not absolve the appointing director of his liability, and such liability shall continue to apply to the appointing director, taking into account the circumstances of the appointment.

Substitute Directors shall be entitled, during their service, to receive notice of the convening of meetings of the Board of Directors and to participate and vote in meetings in which the director who appointed them is not present and to exercise the powers, rights, and obligations of the appointing director.

The letter of appointment of a Substitute Director must be provided to the Chairperson of the Board of Directors no later than at the opening of the first meeting of the Board of Directors in which the Substitute Director is in attendance.

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Committees

63.	The Board of Directors may designate Board of Directors' committees and appoint members to such committees, subject to the Laws. A resolution adopted or an action taken by such committee shall be considered a resolution adopted or an action taken by the Board of Directors unless expressly stipulated otherwise by the Board of Directors or the Laws in relation to a particular matter or a particular committee.

Resolutions or recommendations by Board of Directors' committees requiring approval by the Board of Directors will be brought to the Board of Directors' knowledge a reasonable amount of time prior to the Board of Directors' deliberations.

64.	Committee meetings shall be conducted (including meeting summonses, choice of chairperson, and votes) in accordance with the provisions of the Articles of Association relating to the conducting of Board of Directors' meetings, to the extent applicable.

Approval of Transactions with Related Parties

65.	Subject to the provisions of the Companies Law, a transaction by the Company with an Officer therein or a transaction by the Company with another person in whom an Officer in the Company has a personal interest, and which are not exceptional transactions, shall be approved by the Board of Directors or by the Audit Committee or by whomever the Board of Directors shall empower for such purpose. Such approval may be either one-time for a particular transaction or general for a particular type of transactions. Such authorization may be a one-time authorization in order to approve a particular transaction or general authorization for the purpose of approving all types or a particular type of transactions.

Subject to the provisions of the Companies Law, a general notice given to the Board of Directors by an Officer or controlling Shareholder in the Company regarding his personal interest in a particular entity, specifying his personal interest, shall constitute a disclosure by the Officer or controlling Shareholder to the Company regarding such personal interest for the purpose of any engagement with an entity as described above in a transaction that is not exceptional.

Registration of Resolutions and Their Validity

66.	Board of Directors' resolutions shall be recorded in the Company's book of minutes as required by the Laws and shall be signed by the Chairperson or the chairperson of that same meeting. Signed minutes shall be considered an exact description of the meeting and the resolutions adopted therein.

67.	All of the actions taken in good faith by a meeting of the Board of Directors or by a Board of Directors' committee or by any person acting as a director shall be valid even if it is later discovered that there was a defect in the appointment of such director or person acting as described above or that they or one of them was not qualified, as if each such person was duly appointed and qualified to be a director.

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Company CEO

68.	The Board of Directors will point at least one Chief Executive Officer for a period of time and upon the terms that the Board of Directors shall see fit.

69.	The Chief Executive Officer will be responsible for the management and exercise of powers in the framework of the policies determined by the Board of Directors, and shall be subject to the Board of Directors' supervision. The Chief Executive Officer may, subject to the Board of Directors' approval, delegate some of his powers to another who is subordinate to him.

Release, Indemnification, and Insurance of Officers

Officers' Insurance

70.	The Company may insure its Officers to the maximum level permitted under the Laws.

71.	Without derogating from the above, the Company may engage in a contract to insure for liability of an Officer in the Company due to liability imposed on him in consequence of an act taken as an Officer thereof, for each of the following:

71.1.	A breach of a duty of care to the Company or to another person;

71.2.	A breach of a fiduciary duty to the Company, provided that the Officer acted in good faith and had a reasonable basis to believe that the action would not harm the interests of the Company;

71.3.	Financial liability imposed on him in favor of another person;

71.4.	Financial liability imposed on the Officer because of payment to all of the victims of the breach, in an administrative proceeding as stated in Section 52 XLIV (A)(1)(a) of the Securities Law.

71.5.	Expenses paid by the Officer in connection with an administrative proceeding conducted with regard to him, including reasonable litigation expenses, including attorney fees.

71.6.	Any other event for which it is permitted or shall be permitted by law to insure against the liability of an Officer in the Company.

Indemnification of Officers

72.	The Company may indemnify its Officers to the maximum level permitted under the Laws. Without derogating from the above, the Company may indemnify an Officer thereof against liability or an expense imposed on him or that he paid as a result of an action taken as an Officer thereof, as specified below:

72.1.	Financial liability imposed on him in favor of another person by a judgment, including a judgment rendered in a settlement or an arbitration decision that is approved by a court.

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72.2.	Reasonable litigation expenses, including attorney’s fees, incurred by an Officer as a result of an investigation or proceeding conducted against him by an authority competent to conduct an investigation or proceeding, to the extent that the investigation or proceeding (1) concluded without an indictment being filed against the Officer, or (2) concluded with the imposition of financial liability in lieu of a criminal proceeding for an offense that does not require proof of criminal intent, all in accordance with the Law, or in connection with a financial sanction.

72.3.	Reasonable litigation expenses, including attorney’s fees, that were paid by the Officer or that he was obligated to pay by a court in a proceeding filed against him by the Company or in its name or by another person, or a criminal charge of which he was acquitted, or a criminal charge for which he was convicted of an offense that does not require proof of criminal intent.

72.4.	Financial liability imposed on the Officer because of payment to all of the victims of the breach, in an administrative proceeding as stated in Section 52 XLIV (A)(1)(a) of the Securities Law.

72.5.	Expenses paid by the Officer in connection with the administrative proceeding that was conducted with regard to him, including reasonable litigation expenses, including attorney fees.

72.6.	Any other liability or expense for which it is permitted or shall be permitted, under the Laws, to indemnify an Officer.

Indemnification in Advance

73.	The Company is entitled to give an undertaking in advance to indemnify an Officer thereof in the following cases:

73.1.	For a liability or expense as specified in Section 72.1, above, provided that an undertaking for indemnification shall be limited to events which in the Board of Directors' opinion are expected in light of the Company's actual activities at the time the undertaking of indemnification is given as well as for an amount or criterion which the Board of Directors determines to be reasonable under the particular circumstances. The undertaking of indemnification will indicate said events as well as the amount or criterion.

73.2.	The matters specified in Section 72.2, 72.3, 72.4, 72.5, and 72.6.

Retroactive Indemnification

74.	The Company may indemnify an Officer thereof retroactively in the events specified in Section 72, subject to the provisions of all laws.

Release of Officers

75.	The Company has the right to release, in advance and retroactively, an Officer from his responsibility, in whole or in part, for harm resulting from a breach of the duty of care to the Company, to the maximum extent permitted under the Laws.

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Release, Indemnification, and Insurance – General

76.	The above provisions regarding release, indemnification and insurance do not in any way whatsoever restrict the Company from engaging in a contract of insurance and/or granting indemnification and/or release of anyone not an Officer in the Company, including employees, contractors, or consultants of the Company, all subject to all law;

77.	The provisions of Sections 70 through 78 of the Articles of Association shall also apply, mutatis mutandis, in relation to granting a release and insurance and/or indemnification to persons serving on the Company's behalf as officers in companies controlled by the Company or in which the Company has an interest.

78.	It should be clarified that in this chapter, an undertaking in relation to such release, indemnification and insurance for Officers in the Company shall be valid even after the Officer ends his service in the Company.

Appointment of an Auditor

79.	Subject to the requirements of law, the annual meeting shall appoint an auditor for a period ending at the following annual meeting or for a longer period, but not for a period ending later than the third annual meeting following the one in which the auditor was appointed. The auditor may be reappointed.

Subject to the Laws, the terms of the Company's auditor's service including undertakings and payments to the auditor shall be determined by the Board of Directors, at its discretion, after receiving the Audit Committee's recommendations (which shall be provided to the Board of Directors of the Company a reasonable time in advance). The Board of Directors shall report the auditor's wages to the annual meeting.

Signature Rights

80.	Signature rights in the Company shall be determined from time to time by the Board of Directors.

Distributions

81.	The Board of Directors may decide on distributions, subject to the provisions of the Law and the Articles of Association.

82.	When the Board of Directors resolves to distribute dividends (in shares, cash, or dividend in kind), the dividends will be paid in the same manner with respect to all of the shares granting a right to receive dividends on the date that resolution is adopted (or on later date, as determined by the Board of Directors), subject to preferential rights (to the extent there are any) of different classes of shares in relation to the distribution.

83.	Notice of the distribution shall be given to all of the registered shareholders whose shares grant them rights to participate in the distribution, as determined by the Board of Directors.

84.	The Board of Directors shall decide the manner in which payment of the distribution shall be made. Receipt of a person whose name is listed in the Register of Shareholders on the effective date as the owner of any share, or in the event of joint owners – one of the joint owners, will constitute confirmation relating all of the payments made in connection with that same share and with regard to which a receipt is given.

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Any dividend amount that is not claimed after it has been declared may be invested or utilized in another manner by the Board of Directors for the Company's benefit until claimed. A dividend which is not claimed will not accrue interest or linkage differentials.

85.	Should a distribution require presentation of an agreement between the Company and the shareholders in accordance with the Law, the Board of Directors will be entitled to appoint a representative who will represent all of the shareholders entitled to the distribution, and such appointment is the same as an appointment made by the participating shareholders.

86.	In order to implement the resolution relating to the distribution, the Board of Directors shall settle, as it sees fit, any difficulty likely to arise as a result of the distribution, including determining the value of the assets included for purpose of the distribution, and to determine that cash payments will be made to the shareholders based on the value determined, as well as to establish conditions regarding fractional shares and regarding nonpayment of small amounts.

Redeemable Securities

87.	The Company is entitled to issue redeemable securities that are, or can be, to the extent the Company so desires, redeemable under the terms and in the manner determined by the Board of Directors. Redeemable securities will not be considered part of the Company's equity unless otherwise stipulated by the Law.

Donations

88.	The Company is entitled to make donations in reasonable amounts for purposes which the Board of Directors determines to be appropriate, even if a donation does not fall within the framework of business considerations if maximization of the Company's profits.

Notices

89.	Subject to the Laws, notice or any other document that the Company sends, that it is entitled or required to provide in accordance with the provisions of the Articles of Association or the Laws, will be sent by it to any person by one of the following methods, at the Company's election: Personally, by post, by facsimile, or by means of an electronic form.

Any other notice or document that is sent shall be considered to have been delivered on the third day following having been sent by registered post or ordinary post or on the day following having been sent if provided personally, by fax, or by electronic form.

If proof of delivery is required, it shall be sufficient to prove that the letter or document that was sent bears the correct mailing address, email address, or fax number that are listed in the Register of Shareholders or any other address, fax, or electronic mail which the Shareholder provided to the Company in writing as the address for delivery of notices or other documents.

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Without derogating from the above, subject to the provisions of the Laws, notice to a Shareholder may be provided as a general notice to all shareholders, subject to the relevant laws and regulations of any exchange in which the Company's shares are registered for trade.

In cases in which it is required to provide notice of a fixed number of days in advance or notice that shall remain in effect over a fixed period, the day on which the notice is sent will not be counted whereas the date of the meeting or the last day of such fixed period will be included.

Subject to the provisions of the Laws, the Company is not obligated to send notices to a Shareholder who is not registered in the Register of Shareholders or who did not provide the Company with an exact and sufficient address for delivery of notices.

90.	All notices that must be given to the shareholders shall be given in relation to shares that are jointly held to that same person whose name is first indicated in the Register of Shareholders as the holder, and any notice thus provided shall be sufficient notice to all of the shareholders in possession of said share.

91.	Any notice or other document that was delivered or sent to a Shareholder in accordance with these Articles of Association shall be considered as having been duly delivered and sent with regard to the shares held by him (whether with regard to the shares held by him alone or jointly with others), even if that same Shareholder was deceased at such time or was bankrupt (whether the Company knew of his passing or bankruptcy or not), until another person is registered in the Register of Shareholders in his place as their holder or joint holder, and delivery or mailing as aforesaid shall be considered sufficient delivery or sending to any heir, guardian, responsible party, appointee, or any other person (if at all) who has an interest in the shares.

92.	Incidental omission in providing notice to any Shareholder or nonreceipt of notice shall not result in the voiding of proceedings based on that notice.

* * *

November 5, 2015

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AMENDMENT TO WARRANT

This Amendment to that certain May 14, 2017 Warrant to Purchase Shares of Itamar Medical Ltd. (the "2017 Warrant") is made as of July     , 2017 by and between Itamar Medical Ltd (the: "Company") and Mizrahi Tefahot Bank Ltd. (the “Holder”)

WHEREAS, on May 14, 2017 the Company issued the 2017 Warrant to the Holder; and

WHEREAS, the Company and the Holder wish to amend the 2017 Warrant;

NOW, THEREFORE, in consideration of their mutual covenants hereafter set forth, the parties hereby agree as follows:

1.	In the end of Section 3.1 of the 2017 Warrant ("Exercise Period") a new paragraph will be added, as follows:

"Notwithstanding the foregoing, if the last day of the Exercise Period occurs during a period that was determined by the Company as a blackout period due to the existence or potential for the existence of inside information (as defined under the Israeli Securities Law, 1968) including due to a Company Event (hereinafter the: "Blackout Period"), then the Exercise Period will be automatically extended, without the need for any further approval of the Company, until the 30th day following the end of the Blackout Period. The Company shall inform the Holder of the extension of the Exercise Period as aforesaid.

"Company Event" means - (a) publication of a prospectus or shelf offering report in connection with the raising of capital from the public; (b) signing of a merger agreement; (c) signing of an agreement for the acquisition of the Company's business; (d) distribution of dividend; (e) distribution of bonus shares; (f) publication of a prospectus or shelf offering report in connection with raising capital from existing shareholders of the Company; (g) signing an investment agreement or a loan agreement to the Company."

2.	Except as specifically modified by this Amendment, the provisions, terms, conditions and definitions in the 2017 Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to 2017 Warrant to be executed by their duly authorized representatives.

/s/ Gilad Glick
Itamar Medical Ltd.	Mizrahi Tefahot Bank Ltd.

By: Gilad Glick	By:

Title: President and CEO	Title:
Itamar Medical Ltd.

To

Mizrahi Tefahot Bank Ltd. (Holder")

Dear Holder,

January 29,2018

RE: Extension of Previous Warrant

Itamar Medical Ltd. (hereinafter: the "Company") currently intends to enter into an amendment to the framework agreement with Holder, under which the existing framework agreement shall be extended, and certain additional terms shall be amended.

In the framework of the negotiations, and in order to induce Holder to extend the term of the existing framework agreement and to amend it, Company has agreed to extend the warrant period for all outstanding warrants granted to Holder, as set forth below.

In light of the above, we hereby confirm that, effective as of the date of this letter:

The original Warrant issued to the Holder on May 14, 2017 is hereby extended until May 14, 2022 (clause 3.1 to the Warrant Agreement will be amended accordingly).

All other terms and conditions of the abovementioned Warrants shall remain unchanged, in full force and effect.

Sincerely,

/s/ Itamar Medical Ltd.